Exhibit 99.2

SUPPLEMENTAL NOTICE TO HOLDERS OF PARTICIPATING PREFERRED SHARES OF

POWER CORPORATION OF CANADA

DETERMINATION OF OFFER PRICE UNDER THE PREVIOUSLY ANNOUNCED OFFER TO SUBSCRIBE FOR ADDITIONAL PARTICIPATING PREFERRED SHARES OF

POWER CORPORATION OF CANADA

February 13, 2020

Further to the Notice to Holders of Participating Preferred Shares of Power Corporation of Canada dated January 10, 2020 (the “Notice”), Power Corporation of Canada (the “Corporation”) is providing this supplemental notice (the “Supplemental Notice”) to holders of Participating Preferred Shares of the Corporation (the “Participating Preferred Shares”) of the Offer Price under the previously announced offer to eligible holders (each, a “Holder”) of Participating Preferred Shares of a right to acquire from the Corporation pro rata to their respective holdings thereof (disregarding fractions) an aggregate number of Participating Preferred Shares that is equal to 12% of the number of Subordinate Voting Shares of the Corporation (the “Pre-Emptive Right Shares”) proposed to be issued in connection with a reorganization pursuant to which the Corporation agreed to acquire all of the issued and outstanding common shares of Power Financial Corporation not already held, directly or indirectly, by the Corporation and its wholly-owned subsidiaries (the “Arrangement”) for a consideration per Participating Preferred Share that is equal to the stated capital amount per share for which any such Pre-Emptive Right Shares were issued (as more fully described in the Notice, the “Offer”). All capitalized terms not defined herein have the meanings ascribed to them in the Notice.

The Offer Price has been finally determined to be $34.27 per Pre-Emptive Right Share, being equal to the quotient obtained when (i) $35.99, being the volume weighted average trading price of the issued and outstanding common shares of Power Financial Corporation on the Toronto Stock Exchange for the five trading days immediately preceding the effective date of the Arrangement (being February 13, 2020), minus $0.01, is divided by (ii) 1.05.

As the Initial Deadline has now passed, eligible Holders who wish to acquire Pre-Emptive Right Shares on the Subsequent Closing Date must deliver to Computershare Investor Services Inc. (the “Depositary”) by courier to 100 University Avenue 8th floor, Toronto, ON M5J 2Y1 on or prior to 5:00 p.m. (Montréal time) on March 12, 2020 the following: (i) a properly completed and executed Election Form, (ii) funds representing the aggregate Offer Price for the Pre-Emptive Right Shares validly subscribed for by certified cheque, bank draft or money order payable to the order of “Computershare Investor Services Inc.” or such other acceptable method as determined by the Depositary, in its sole discretion, and (iii) such other certificates, instruments and other documents that may be reasonably requested by the Corporation or the Depositary (including, where applicable, an Offshore Exemption Certificate).

Except as expressly provided herein, this Supplemental Notice does not amend, supplement or alter any of the terms or conditions of the Offer. All references to “$” herein are references to Canadian dollars.

For further information about the Offer (including the terms and conditions attaching thereto), please refer to the Notice or please contact Computershare Investor Services Inc. toll free within North America at 1-800-564-6253, internationally at 514-982-7555 or by e-mail at corporateactions@computershare.com.

IMPORTANT INFORMATION FOR U.S. INVESTORS

The Offer is made for the securities of a company organized under the laws of Canada. The Offer is subject to the disclosure requirements of Canada and its provinces that are different from those of the U.S. Financial statements included in or referenced in this document, if any, have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Corporation is located outside the U.S., and some or all of its officers and directors may be non- U.S. residents. You may not be able to sue the Corporation or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel the Corporation or its affiliates to subject themselves to a U.S. court’s judgment.

The Offer is not being made to any person in any State or other jurisdiction of the U.S. in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Depositary is:

COMPUTERSHARE INVESTOR SERVICES INC.

By Hand or by Courier

100 University Avenue, 8th Floor, North Tower

Toronto, Ontario

M5J 2Y1

Contact Us

Toll Free: 1-800-564-6253

E-Mail: corporateactions@computershare.com